Exhibit 99.1

PTGi Announces Expiration of Asset Sale Tender Offer for 10% Notes

MCLEAN, VA – July 19, 2012 – Primus Telecommunications Group, Incorporated (“PTGi”) (NYSE: PTGI), a global facilities-based integrated provider of advanced telecommunications products and services, announced today the expiration of the previously announced offer to purchase (the “Offer to Purchase”) up to $183,300,000 aggregate principal amount (the “Offer Amount”) of 10% Senior Secured Notes due 2017 (the “Notes,” CUSIP Nos. 74163RAK4, U74198AC3 and 74163RAJ7) issued by Primus Telecommunications Holding, Inc. (the “Offeror”), a wholly owned subsidiary of PTGi. The Offer to Purchase expired at 9:00 a.m., New York City time, on July 19, 2012. No Notes were tendered pursuant to the Offer to Purchase. Following the Offer to Purchase, $235,230,710 aggregate principal amount of the Notes remains outstanding.

The Offer to Purchase was made pursuant to the terms of the indenture governing the Notes (the “Indenture”). The Indenture required the Offeror to make the Offer to Purchase using the Excess Proceeds (as defined in the Indenture) from PTGi’s sale of its Australia operations, which were equal to the Offer Amount. Because no Notes were tendered (and thus no Excess Proceeds were used for the purchase of Notes) pursuant to the Offer to Purchase, PTGi may use all Excess Proceeds for general corporate purposes.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The Offer to Purchase was only made pursuant to the asset sale offer to purchase and the related letter of transmittal that PTGi distributed to holders of Notes in connection with the Offer to Purchase. The complete terms and conditions of the Offer to Purchase are set forth in the asset sale offer to purchase and the related letter of transmittal.

About PTGi

PTGi is a leading provider of advanced communication solutions, including traditional and IP voice, data, mobile services, broadband Internet, collocation, hosting, and outsourced managed services to business and residential customers in Canada and the United States. PTGi is also one of the leading international wholesale service providers to fixed and mobile network operators worldwide. PTGi owns and operates its own global network of next-generation IP soft switches, media gateways, hosted IP/SIP platforms, broadband infrastructure, fiber capacity, and data centers located in Canada. Founded in 1994, PTGi is headquartered in McLean, Virginia.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included herein that address activities, events or developments that PTGi expects, believes or anticipates will or may occur in the future, including statements regarding PTGi’s use of any remaining proceeds from the sale of its Australia operations following the Offer to Purchase, statements regarding PTGi’s beliefs, expectations, prospects and strategic plans and statements regarding the potential for future transactions, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially including, among other things, those outlined in our filings with the SEC, including PTGi’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q on file with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their dates. Except as required by law, PTGi does not undertake any obligation to update or revise its statements made in this press release, whether as a result of new information, future events or otherwise.

Investor Contact:

PTGi

Richard Ramlall, SVP Corporate Development and Chief Communications Officer

703-748-8050

ir@ptgi.com

Lippert/Heilshorn & Assoc., Inc.

Carolyn Capaccio, Vice President

212-838-3777

ccapaccio@lhai.com